October 17, 2002

AGREEMENT Between

ALPHARMA AS
Harhitzallen 3
0275 Oslo
- (in the following referred to as "The Company")

And

Carl-Aake Carlsson
Born March 10, 1963
- (in the following referred to as "THE PRESIDENT")

1.      EMPLOYMENT

THE PRESIDENT, who has been employed by THE COMPANY in various positions since September 17, 1986, was appointed THE PRESIDENT For the Human Pharmaceuticals International Division and EXECUTIVE VICE PRESIDENT of ALPHARMA INC., September 1, 2001.

2.     SCOPE OF WORK

2.1.     It is the duty of THE PRESIDENT to apply his full capacity of work and all his abilities in the service of THE COMPANY and attend to the interests of THE COMPANY in the best way.

2.2     During his employment by THE COMPANY, THE PRESIDENT is not entitled to have any other position, employment or assignment - neither paid nor unpaid - without THE COMPANY's Chief Executive Officer's written consent.

2.3     It is the duty of THE PRESIDENT to keep his superior carefully informed about all conditions within his field of responsibility, which may be assumed to be of interest to THE COMPANY.

2.4     It is the duty of THE PRESIDENT loyally to comply with all guidelines and directions, which THE COMPANY might otherwise impose.

3.     SECRECY

3.1.     It is the duty of THE PRESIDENT during his employment by THE COMPANY and for a period of three years after termination of employment, to observe absolute secrecy about the conditions of THE COMPANY and about other information he may acquire as a consequence of this position, and which should not, in the nature of the circumstances, be brought to the knowledge of a third party.

4.     REMUNERATION

4.1.1.      THE PRESIDENT shall receive an annual salary as October 1, 2002 of NOK 2200.000, - per year with monthly payments in accordance with THE COMPANY's pay schedule.

4.1.2.     TILE PRESIDENT's salary will be reviewed for adjustment on April 1 of each year and at other times, based on special situations, as determined by THE COMPANY's Chief Executive Officer.

4.2.     THE PRESIDENT will be included in Alpharma Inc.'s prevailing incentive scheme at the President and Executive Vice President participation level, according to the rules established by Alpharma Inc.'s Compensation Committee of the Board of Directors.

4.3.     THE PRESIDENT will be included in Alpharma Inc.'s stock options scheme, and other similar long-term incentive schemes that may later be offered, at the President and Executive Vice President participation level, according to the rules established by Alpharma Inc.'s Compensation Committee of the Board of Directors.

4.4.      THE PRESIDENT will participate in THE COMPANY's Pension and Employee Insurance schemes according to THE COMPANY's Policies and Guidelines in Norway and prevailing Norwegian law.

4.5.     THE COMPANY will provide an automobile and related expenses according to THE COMPANY's policy and guidelines in Norway at THE PRESIDENT level.

4.6      THE COMPANY will pay for THE PRESIDENT's home telephone and cell phone expenses, and applicable expenses for business news and journals subscriptions.

4.7     The tax consequences for THE PRESIDENT arising out of the agreement shall be the responsibility of THE PRESIDENT.

5.     ABSENCE DUE TO SICKNESS

5.1.     Pay during sick leave will be according to THE COMPANY's Policies and Guidelines in Norway and prevailing Norwegian Law.

6.     WORKING HOURS AND VACATIONS

6.1.     THE PRESIDENT hereby agrees to work more than normal office hours (37.5 hours per week) as the salary mentioned in 5.1.1. covers all such work.

6.2.     THE PRESIDENT is entitled to vacation and paid holidays according to Norwegian Law ("Ferieloven") and guidelines of THE COMPANY. Vacation should be taken after agreement with THE COMPANY.

7.     EMPLOYMENT TERMINATION PROVISIONS

7.1.     Should either THE COMPANY wish to terminate THE PRESIDENT'S employment for any reason other than "for cause" or THE PRESIDENT wish to resign from THE COMPANY, both parties agree to provide the other with a 90 day notice period before such actions take effect.

7.2.     Should THE PRESIDENT's employment be terminated by THE COMPANY, for any reasons other than "for cause" or due to certain changes to THE COMPANY's ownership structure, THE PRESIDENT will receive 24 months of salary continuation plus the annual target incentive award amount . During the salary continuation period THE PRESIDENT will continue to receive automobile, telephone, insurance, pension contribution and other similar allowances that were being provided prior to the termination. Additionally, THE PRESIDENT's vested stock options will remain exercisable for 30 days following the termination date and all unvested stock options will be forfeited on the termination date.

7.3.     Should certain changes to Alpharma Inc.'s ownership structure occur ("Change of Control"), and for a two-year period following that change, THE PRESIDENT's position is subsequently eliminated without cause, or there is a diminution of job responsibilities or the PRESIDENT's job is relocated more than 50 miles away, then THE PRESIDENT will receive a total of 24 months salary continuation, target incentive award payments, automobile, telephone, insurance, pension contribution and other similar allowance. THE PRESIDENT's unvested stock options will become exercisable should a Change of Control and the subsequent changes to THE PRESIDENT's position occurs and, along with the currently vested stock options, will remain exercisable for the remaining stock option periods.

7.4.     If, at his own request, THE PRESIDENT obtains approval to be relieved of his duties prior to the retirement date, THE PRESIDENT's claims for salary, and other benefits and allowances from THE COMPANY shall lapse as from the actual date of termination.

8.     RETIREMENT

8.1.     THE PRESIDENT shall retire without notice at the end of the month in which THE PRESIDENT attains the required retirement age under Norwegian law.

9.     APPLICABLE LAW

9.1.     Any disagreements arising out of or in connection with this Agreement shall be resolved by the Norwegian Courts under the Norwegian law. Disputes, if any, shall be settled within the jurisdiction of the Norwegian law only.

10.   COPIES OF THE AGREEMENT

This present agreement has been drawn up in two signed copies, one of which be retained by THE COMPANY the other by THE PRESIDENT.

for THE COMPANY

/s/ Ingrid Wiik

Ingrid Wiik
President and Chief Executive Officer

THE PRESIDENT

/s/ Carl-Aake Carlsson

Carl-Aake Carlsson